As filed with the Securities and Exchange Commission on May 25, 2021
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HNI Corporation
(Exact name of registrant as specified in its charter)

Iowa	42-0617510
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

600 East Second Street P.O. Box 1109 Muscatine, Iowa	52761-0071
(Address of Principal Executive Offices)	(Zip Code)

HNI Corporation 2021 Stock-Based Compensation Plan
(Full title of the plans)

Steven M. Bradford
Senior Vice President, General Counsel and Secretary
HNI Corporation
600 East Second Street
P.O. Box 1109
Muscatine, Iowa 52761-0071
(563) 272-7400
(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee(3)
Common Stock, par value $1.00 per share	6,006,233(1)	$44.22	$265,595,623.26	$28,976.48

(1)	Represents shares of common stock, par value $1.00 per share (the “Common Stock”), of HNI Corporation (the “Corporation”) that may be offered for sale pursuant to the HNI Corporation 2021 Stock-Based Compensation Plan (the “Plan”), consisting of (a) 2,150,000 shares of Common Stock, (b) 856,233 shares of Common Stock that remained available for issuance under the HNI Corporation 2017 Stock-Based Compensation Plan and the HNI Corporation 2007 Stock-Based Compensation Plan (collectively, the "Prior Plans"), as of March 9, 2021, and (c) 3,000,000 shares of Common Stock underlying equity awards issued under the Prior Plans that were outstanding as of March 9, 2021, and that may be available for future awards under the Plan pursuant to Section 4.1(a) thereof.
(2)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may become issuable pursuant to the anti-dilution provisions of the Plan.
(3)	Calculated solely for the purpose of this offering pursuant to Rule 457(c) and (h) of the Securities Act and is based on the average of the high and low prices of the Corporation’s Common Stock on the New York Stock Exchange on May 19, 2021.

Part II
Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference
The Corporation hereby incorporates by reference in this Registration Statement the following documents and information previously filed with the Securities and Exchange Commission (the “Commission”):
(a) The Corporation’s Annual Report on Form 10-K filed with the Commission on March 2, 2021, for the year ended January 2, 2021;
(b) All other reports filed by the Corporation pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and
(c) The description of the Corporation’s Common Stock contained in the Corporation’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act (File No. 001-14225) on June 12, 1998, including any subsequent amendments or reports filed for the purpose of updating such descriptions.
All documents subsequently filed by the Corporation with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents, excluding information contained in such documents that is deemed furnished and not filed (such documents, and the documents enumerated above, being hereinafter referred to as “Incorporated Documents”).
Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities
Not applicable.

Item 5.	Interests of Named Experts and Counsel
The validity of the securities registered hereunder will be passed upon for the Corporation by Steven M. Bradford, Senior Vice President, General Counsel and Secretary, who is employed by the Corporation and is eligible to participate in the Plan. Mr. Bradford owns, directly and indirectly, less than 1% of the outstanding shares of the Corporation’s Common Stock.

Item 6.	Indemnification of Directors and Officers
The Corporation is subject to the Iowa Business Corporation Act (the “IBCA”) which provides for or permits indemnification of directors and officers in certain situations. The Amended and Restated Articles of Incorporation of HNI Corporation, as amended (the “Articles”) provide that no director shall be personally liable to the Corporation or any shareholder for money damages for any action, or failure to take action, except for: (i) the amount of financial benefit received by a director to which the director is not entitled; (ii) an intentional infliction of harm on the Corporation or its shareholders; (iii) a violation of Section 490.833 of the IBCA which relates to liability for unlawful distributions; or (iv) an intentional violation of criminal law. While the Articles provide protection from awards for monetary damages for breaches of the duty of care, they do not eliminate the director’s duty of care. Accordingly, the Articles will not affect the availability of equitable remedies, such as an injunction, based on a director’s breach of the duty of care.
In addition, the Amended and Restated By-laws of HNI Corporation (the “By-laws”), provide that:  (i) a director or an officer of the Corporation will not be liable as a director or an officer to the Corporation or its shareholders for any decision to take or not to take action, or any failure to take any action, if the duties of the director or officer are performed in compliance with the respective standards of conduct for directors and officers prescribed in the IBCA; and (ii) the Corporation may indemnify a director or officer of the Corporation who is a party to a proceeding against liability incurred by such director or officer in the proceeding to the maximum extent permitted by and in the manner prescribed by the IBCA, including the advancement of expenses.
The By-laws further provide that the Corporation may enter into indemnification agreements consistent with the IBCA with each director of the Corporation and with such officers of the Corporation as the Board of Directors of the Corporation deems appropriate.  The Corporation has entered into agreements with its directors and with certain officers agreeing to indemnify them against certain liabilities to the fullest extent permitted under Iowa law, the Articles and the By-laws.  The Corporation also has director and officer liability insurance, under which each director and each of certain officers of the Corporation is insured against certain liabilities.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits

Exhibit No.	Description
4.1
Articles of Incorporation of HNI Corporation, as amended, incorporated by reference as Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K for the year ended January 2, 2010, filed on February 26, 2010

4.2	Amended and Restated By-laws of HNI Corporation, as amended, incorporated by reference as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 11, 2021
*5.1	Opinion of Steven M. Bradford, Senior Vice President, General Counsel and Secretary
*23.1	Consent of KPMG LLP
*23.2	Consent of Steven M. Bradford, Senior Vice President, General Counsel and Secretary (included in Exhibit 5.1)
*24.1	Power of Attorney (included on the signature page of this Registration Statement)
99.1	HNI Corporation 2021 Stock-Based Compensation Plan incorporated by reference as Appendix A to the Registrant's Definitive Proxy Statement filed on April 12, 2021
_______________________

*	Each document marked with an asterisk is filed herewith.

Item 9.	Undertakings
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Muscatine, State of Iowa, on this 25th day of May, 2021.

HNI CORPORATION

By:	/s/ Steven M. Bradford
Steven M. Bradford
Senior Vice President, General Counsel and Secretary

POWER OF ATTORNEY AND SIGNATURES

Each person whose signature appears below constitutes and appoints Jeffrey D. Lorenger, Marshall H. Bridges and Steven M. Bradford his or her true and lawful attorney-in-fact, with full power of substitution and re-substitution for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Jeffrey D. Lorenger Jeffrey D. Lorenger	Chairman of the Board and President and Chief Executive Officer (Principal Executive Officer)	May 25, 2021

/s/ Marshall H. Bridges Marshall H. Bridges	Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2021

/s/ Mary A. Bell Mary A. Bell	Director	May 25, 2021

/s/ Miguel M. Calado Miguel M. Calado	Director	May 25, 2021

/s/ Cheryl A. Francis Cheryl A. Francis	Lead Director	May 25, 2021

/s/ John R. Hartnett John R. Hartnett	Director	May 25, 2021

/s/ Mary K.W. Jones Mary K. W. Jones	Director	May 25, 2021

/s/ Larry B. Porcellato Larry B. Porcellato	Director	May 25, 2021

/s/ Dhanusha Sivajee Dhanusha Sivajee	Director	May 25, 2021

/s/ Abbie J. Smith Abbie J. Smith	Director	May 25, 2021

/s/ Ronald V. Waters, III Ronald V. Waters, III	Director	May 25, 2021